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                                                                    EXHIBIT 12.1

                       Computation of Ratios of Earnings
                               to Fixed Charges
                             (Dollars in millions)

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
                                    Six months ended                 Years ended December 31,
                                     June 30, 2000       1999        1998        1997        1996        1995
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
Interest expense                       $  30.7        $  58.1     $  56.7    $  55.2      $  43.0     $  23.9
Capitalized interest                       0.3            3.4         1.5        0.7          2.2         1.3
Amortization of debt issuance costs        0.8            1.6         1.7        1.7          1.3         0.5
Estimated interest portion of rent
  expense                                  2.2            4.0         1.8        2.2          1.8         0.8
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  Fixed Charges                        $  34.0        $  67.1     $  61.7    $  59.8      $  48.3     $  26.5

Income (loss) before
  income taxes                         $ 110.0        $ 132.7     $ 166.2    $(234.9)     $ 131.9     $  83.2
Fixed Charges                             34.0           67.1        61.7       59.8         48.3        26.5
Capitalized interest                      (0.3)          (3.4)       (1.5)      (0.7)        (2.2)       (1.3)
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  Earnings                             $ 143.7        $ 196.4     $ 226.4    $(175.8)     $ 178.0     $ 108.4

Ratio of earnings to fixed charges         4.22x          2.93x       3.67x        -          3.68x       4.08x
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